Exhibit 19.2

Keystone Financial, Inc. and Financial Trust Corp
Pro Forma Combined Condensed Statement of Income
Quarter Ended March 31, 1997
(in thousands)
(unaudited)

The unaudited pro forma combined condensed statements of income combine in condensed form the consolidated statements of Keystone and Financial Trust for the periods presented. The pro forma combined results are not necessarily indicative of the results that would have been obtained had the merger been effective during the periods presented or the combined results of future operations.

                                                                                     Combined
                                                                                    Keystone &
                                                 Keystone    Financial Trust    Financial Trust
                                                Historical      Historical         Pro Forma
                                                -----------  ---------------   ----------------
INTEREST INCOME
Loans and fees on loans                            $77,705         $17,189           $94,894
Investments - taxable                               15,832           4,144            19,976
Investments - tax exempt                             1,894           1,232             3,126
Federal funds sold and other                           800              34               834
Loans held for resale                                1,616             ---             1,616
                                                -----------   --------------   ---------------
                                                    97,847          22,599           120,446
INTEREST EXPENSE
Deposits                                            38,507           8,012            46,519
Short-term borrowings                                3,137             955             4,092
FHLB borrowings                                      3,183             249             3,432
Long-term debt                                           8               6                14
                                                -----------   --------------   ---------------
                                                    44,835           9,222            54,057
NET INTEREST INCOME                                 53,012          13,377            66,389
Provision for credit losses                          3,674             120             3,794
                                                -----------   --------------   ---------------
NET INTEREST INCOME AFTER
  PROVISION FOR CREDIT LOSSES                       49,338          13,257            62,595
NONINTEREST INCOME
Trust and investment advisory fees                   4,136             708             4,844
Service charges on deposit accounts                  3,508             639             4,147
Fee income                                           4,086             435             4,521
Mortgage banking income                              1,518             ---             1,518
Other secondary market income                          513              10               523
Reinsurance income                                     884             136             1,020
Other income                                         4,202             151             4,353
Net gains - equity securities                          ---             120               120
Net gains - debt securities                             19              10                29
                                                -----------   --------------   ---------------
                                                    18,866            2,209           21,075
NONINTEREST EXPENSE
Salaries                                            18,426            3,194           21,620
Employee benefits                                    3,997              494            4,491
Occupancy expense (net)                              3,489              623            4,112
Furniture and equipment expense                      4,060              521            4,581
Other expense                                       13,748            2,810           16,558
                                                -----------   --------------   ---------------
                                                    43,720            7,642           51,362
                                                -----------   --------------   ---------------
INCOME BEFORE INCOME TAXES AND SPECIAL CHARGES      24,484            7,824           32,308
Income tax expense                                   7,355            2,182            9,537
                                                -----------   --------------   ---------------
NET INCOME BEFORE SPECIAL CHARGES(1)               $17,129           $5,642          $22,771
                                                -----------   --------------   ---------------
PER SHARE DATA
Net income                                           $0.46            $0.66            $0.44
Average number of shares outstanding(2)         37,552,848        8,531,876       51,630,443
                                                -----------   --------------   ---------------

(1) Net income does not include the impact of special charges related to the merger that will be recognized in the second quarter of 1997. Such charges will approximate $8.6 million, net of tax.

(2)  Combined  pro  forma  shares  outstanding   reflect  Keystone  shares  plus
     Financial Trust shares multiplied by the exchange ratio of 1.65 shares of Keystone common stock for each share of Financial Trust common stock.





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